Execution

FARM-OUT AGREEMENT

This Farm-Out Agreement (this “Agreement”) dated as of August 12, 2013, but effective as of June 1, 2013 (the “Effective Date”), is between American Eagle Energy Corporation, a Nevada corporation (“AEEC”), and AMZG, Inc., a Nevada corporation and successor by name change to American Eagle Energy Inc. (“AMZG” and together with AEEC, “AEE”), each of whose address is 2549 W. Main Street, Suite 202, Littleton, Colorado 80120, and USG Properties Bakken I, LLC, a Delaware limited liability company (“USG”), whose address is 601 Travis Street, Suite 1900, Houston, TX 77022. AEE and USG are sometimes referred to herein as a "Party" or the "Parties."

RECITALS

A. AEE and USG are parties to A.A.P.L. Form 610 -1989 Model Form Operating Agreement dated May 1, 2011 and A.A.P.L. Form 610 -1989 Model Form Operating Agreement November 1, 2011 (together, the “Joint Operating Agreements”), respectively, covering the Spyglass and West Spyglass areas in Divide County, North Dakota as such areas are specifically defined in the Joint Operating Agreements.

B. Pursuant to Purchase, Sale and Option Agreement of even date herewith among AEEC, Next Era and USG (the “Purchase Agreement”), except for any properties excluded under the Purchase Agreement, USG has agreed to (i) sell a portion of its interests in the Assets (as defined in the Purchase Agreement with such portion of the Assets being defined herein as the “First Property”) to AEEC and (ii) grant to AEEC an option (the “Option”) to purchase another equal portion of USG’s remaining interest in the Assets (the “Second Property”).

C. USG desires to obtain a farmout from AEE for six wells to be located on portions of the Properties pursuant to which farmout USG will pay AEE’s share and USG’s share of the Costs of Drilling and Completing associated with the Subject Wells (defined below) and thereby earn assignments of a portion of AEE’s interests in such wells, all as provided herein.

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, USG and AEE agree as follows:

ARTICLE l

DEFINED TERMS

1.1 As used herein the terms “AEEC,” “AMZG,” “Agreement,” “Effective Date,” “Joint Operating Agreements”, “Party,” “Parties”, “Property”, “Purchase Agreement” and “USG,” shall have the meaning assigned thereto above, and the following terms shall have the following meanings:

"AEE Subject Interest" means the working interest of AEE in a Subject Well as the same may be assigned to USG pursuant to Section 2.4 and which for purposes of this definition of AEE Subject Interest shall include (i) the working interest owned by AEE on the date of this Agreement and (ii) if the closing on the First Property under the Purchase Agreement occurs then the working interest to be acquired pursuant to the Purchase Agreement in the First Property as of the first day of the month in which drilling operations begin on the first Subject Well and, (iii) if AEE exercises the Option, then the working interest in the Second Property as of the first day of the month in which drilling operations begin on the first Subject Well.

"AEE Subject Costs" means, with respect to a Subject Well, the sum of (i) all Costs of Drilling and Completing such Subject Well plus (ii) all lease operating expenses charged for the period from the date such well was Drilled and Completed until the date of Payout for such well in each case to the extent such costs and charges are attributable to the AEE Subject Interest and that are actually paid by USG.

"AEE Proceeds of Production" means, with respect to a Subject Well, the proceeds attributable to the AEE Subject Interest from the sale of the Hydrocarbons produced from such Subject Well, after deducting all applicable ad valorem, severance and excise taxes, lease operating expenses, royalty, overriding royalty, production payment, net profits interest and other non-cost bearing burdens.

"Approved Drilling Locations" means the undeveloped drilling locations identified in the Drilling Schedule, or such alternative drilling locations as may be mutually agreed by the parties.

"Business Days" means any day other than a Saturday, Sunday or a day on which national banks are allowed by the Federal Reserve to be closed; and "days," without further qualification, means calendar days.

"Commencement Date" means, with respect to a Subject Well, 7:00a.m. on the first day on which Hydrocarbons are first sold from such Subject Well after such Subject Well has been Drilled and Completed.

“Conversion Date” means, with respect to a Subject Well, the date on which Payout for such well occurs.

"Costs of Drilling and Completing" means, with respect to a Subject Well, all costs and expenses arising out of or related to the Drilling and Completing of such Subject Well.

"Drill and Complete" means with respect to a Subject Well, the conducting of all operations and activities for and related to either (i) the drilling, completion, equipping, and tying in such well, and any other operations or activities with respect to such Subject Well prior to achieving commercial production from such Subject Well, together with all services, equipment, materials and supplies, and labor and overhead associated therewith, including constructing and upgrading access roads, obtaining and preparing the location, obtaining permits and title opinions, obtaining drilling contractor services and consultants reasonably necessary for the drilling of such Subject Well, obtaining mud chemicals, pipe and supplies, moving in, rigging up, drilling, logging and testing, setting casing, perforating, cementing, conducting fracture stimulation and the drilling out of frac plugs, installing the wellhead, well equipment, pump jack and other pumps, Christmas tree, valves and tubing, and other activities necessary prior to marketing production from such Subject Well or (ii) the Plugging and Abandoning of such Subject Well; but shall not include the following costs (referred to herein as "Joint Costs"): (i) any activities related to construction of a gathering system, or (ii) deepening a Subject Well or recompleting a Subject Well in a different zone, in each case prior to the Commencement Date for such Subject Well, unless agreed to pursuant to the applicable Joint Operating Agreement. "Drilling and Completing" and other derivatives of the phrase "Drill and Complete" shall be construed accordingly.

2

"Drilling Schedule" means the drilling schedule set forth in Exhibit B.

“Farmin Assignment” has the meaning assigned thereto in Section 2.5.

"Governmental Authority" means any federal, state, local, tribal or foreign government, court of competent jurisdiction, administrative or regulatory body, agency, bureau, commission, governing body of any national securities exchange or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any division of any of the foregoing.

"Hydrocarbons" means oil, gas, well gas, casinghead gas, condensate, and all components of any of them (including liquids and products produced from any of them).

"Law" means any federal, state, local, tribal, foreign, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, proclamation, treaty, convention, order, rule, regulation or decree, whether legislative, municipal, administrative, or judicial in nature, enacted, adopted, passed, promulgated, made, or put into effect by or under the authority of any Governmental Authority, including those relating to health, safety or the environment.

“Ordinary Course Liens” has the meaning assigned thereto in Section 2.5.

"Payout" means, with respect to each Subject Well, 7:00 a.m. on the day upon which the AEE Proceeds of Production attributable to such Subject Well equal 112% of the AEE Subject Costs for such Subject Well.

"Person" means any individual, governmental agency, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization or other entity or organization of any kind and shall include all Governmental Authorities.

"Plug and Abandon" means all steps necessary or appropriate to plugging and abandonment obligations that are required by law, contract or reasonably prudent oil field practice, including all surface and subsurface restoration (including any re-vegetation), the removal and disposal of all facilities and materials, the capping of wells, burying of all flow lines, complying with all applicable bonding requirements and filing all reports and notices. "Plugged and Abandoned," "Plugging and Abandoning" and other derivatives of the phrase "Plug and Abandon" shall be construed accordingly.

3

“Reversion Assignment” has the meaning assigned thereto in Section 2.5.

“Reversionary Interest” means the portion of the AEE Subject Interest that automatically reverts to AEE on the Conversion Date, as set forth more fully in each Farmin Assignment.

"Subject Obligation" has the meaning assigned thereto in Section 2.2.

“Subject Well” has the meaning assigned thereto in Section 2.1.

"Subject Well AFE" means, with respect to a Subject Well, an Authorization for Expenditure identifying such well as a Subject Well and setting forth AEE's best estimate of the total Costs of Drilling and Completing such Subject Well, together with a specific description of the surface location, a wellbore diagram and a calculation of the Costs of Drilling and Completing such Subject Well.

"Term" has the meaning assigned thereto in Section 6.1.

"Third Party" means any Person that is (i) not a Party to this Agreement or (ii) not a Person that received an assignment of this Agreement that was made in accordance with its terms.

"USG Working Interest" means the working interest of USG in a Subject Well, but excluding any AEE Subject Interest.

"Wellbore Assignment" means an assignment substantially in the form of Exhibit C.

" Wellbore Interest" means, for each Subject Well, a specified percentage of AEE's right, title and interest in and to: (i) the applicable Subject Well and associated wellbore and all Hydrocarbons and other substances produced therewith, (ii) all equipment, contracts and other personal property and fixtures associated with such Subject Well and (iii) the oil and gas leases described in Exhibit A insofar and only insofar as such leases cover the right to produce from the wellbore of such Subject Well from the Commencement Date for such Subject Well.

ARTICLE 2

COSTS AND PAYMENT

2.1 Drilling of Subject Wells.

(a) Subject to all the terms and conditions of this Agreement, AEE shall Drill and Complete six oil and gas wells (each a "Subject Well") in which USG shall participate pursuant to the terms of this Agreement, at the Approved Drilling Locations within the Property. Each Subject Well shall be drilled to a depth sufficient to test either the Middle Bakken formation or the Three Forks formation, as specified on the Drilling Schedule. AEE shall use commercially reasonable efforts to drill all six Subject Wells in the order set forth in the Drilling Schedule and within 6 months from the Effective Date; provided AEE may drill a Subject Well in a different order from time to time if AEE deems, in its good faith judgment (and with prior notice to and opportunity to comment by USG), such a variation is necessary or prudent due to a change in circumstances affecting conduct, timing or costs of drilling operations. If after the first Subject Well has been Drilled USG desires to alter the Drilling Schedule or Approved Drilling Locations, and if such changes are acceptable to AEE after good faith consideration and collaboration with USG, then the Parties agree to amend the Drilling Schedule to reflect such changes, which changes may also impact the timing of Drilling because of permitting and title review processes

4

(b) If, after exercising its reasonable commercial efforts, AEE is unable to secure any permits from a Governmental Authority, or any consents from a Third Party, required for AEE to perform any of its obligations hereunder, with respect to any particular Subject Well (including any permits required for the drilling or operation of any Subject Wells, and any consents required to transfer the properties, rights and interests earned by USG hereunder), AEE shall use commercially reasonable efforts to locate an alternate drilling location (which alternate drilling location shall not already be an Approved Drilling Location and which location is acceptable to USG). If AEE is not able to locate such an alternate drilling location after collaboration with USG, or USG does not agree with such alternate drilling location, notwithstanding anything to the contrary in this Agreement, AEE shall not be required to drill, and USG shall not be required to participate in, or pay any Costs of Drilling and Completing with respect to, such Subject Well and the Subject Obligation for such Subject Well shall cease to apply.

(c) Except as stated in the last sentence of Section 2.1(b) and in Section 2.2(b), USG shall be required to satisfy the Subject Obligation for each of the six Subject Wells regardless of the success or failure of any of the Subject Wells. For any Subject Well Drilled and Completed under this Agreement, AEE agrees to use its reasonable commercial efforts to flow such Subject Well to sales as soon as practicable following completion.

2.2 Costs of Subject Wells.

(a) USG agrees to be responsible for and pay 100% of the AEE Subject Interest share of the Costs of Drilling and Completing each Subject Well Drilled and Completed hereunder together with all lease operating and other expenses attributable to the 100% Wellbore Interest for each Subject Well through Payout for such well (with respect to each Subject Well, the "Subject Obligation"); provided that the Subject Obligation shall not extend to any Third Parties participating in such Subject Well. For the avoidance of doubt, USG shall pay its share of costs associated with the USG Working Interest Share in each Subject Well in accordance with the applicable Joint Operating Agreement. Further, USG shall pay all costs associated with any and all non-consenting owners’ working interests in any Subject Well and shall retain all right, title and interest in all such non-consenting owners’ working interests until the payout provided for by either the applicable Joint Operating Agreements or the relevant Governmental Authority. For purposes of illustration only, attached hereto as Schedule 2.2 are estimated before and after payout interests for AEE and USG under the three cases of the AEE Subject Interest increasing as set forth above in the definition of AEE Subject Interest and in each such case with the assumption that Crescent Point Energy Corp. has elected not to participate in any Subject Well. The numbers shown on Schedule 2.2 are estimates only and may change based on numerous factors, including, without limitation, third party statutory and contractual elections and definitive title work.

5

(b) For each proposed Subject Well, AEE shall provide USG with the notice and accompanying information required under Article VI B of the applicable JOA for a proposed drilling operation. USG shall have 30 days after receipt of such notice to elect to not treat such proposed drilling operation as a Subject Well and, if USG so elects, the number of Subject Wells covered by this Agreement shall be reduced by one or more, as applicable, and neither party shall have any obligation under this Agreement with respect to such well but the applicable JOA shall continue to apply to such well and proposed drilling operation. If USG does not timely make the election described above in this Section 2.2(b), then such proposed well under Section 2.1 shall be a Subject Well and subject to the terms and conditions of this Agreement.

2.3 Payment of Costs of Drilling and Completing each Subject Well.

(a) AEE shall provide USG with a Subject Well AFE for each Subject Well at least 20 Business Days prior to the anticipated spud date for such Subject Well. In connection with any Subject Well AFE, AEE agrees to provide any additional information regarding the Subject Well that is reasonably requested by USG.

(b) Subject to Section 2.2, USG shall pay AEE, in its capacity as operator of such Subject Well, the AEE Subject Interest share and the USG Working Interest share of the Costs of Drilling and Completing each Subject Well within 10 Business Days following receipt of a (i) Subject Well AFE, or (ii) any undisputed invoice relating to the Costs of Drilling and Completing such Subject Well. The Parties agree, however, that the Subject Obligation shall not apply in the event, and to the extent, costs exceed 120% of any Subject Well AFE. At the point when costs exceed 120% of any Subject Well AFE, the Parties agree that all costs shall be borne on a “heads up” basis with USG and AEE each being responsible for any additional costs incurred in proportion to their respective working interest on an after Payout basis.

(c) In the event USG fails to pay any Costs of Drilling and Completing pursuant to Section 2.3(b) and such payment is not disputed by USG in accordance with Section 9.19 (or if such non-payment continues following the date of resolution of any such dispute against USG, then from such date of resolution), such delinquent amounts shall bear interest until paid at the lesser of 10% per annum or the maximum rate chargeable by Law. If USG fails to cure any such nonpayment within 20 Business Days of receiving written notice of default by AEE and such payment is not disputed by USG in accordance with Section 9.19 (or if such non-payment continues for 20 Business Days following the date of resolution of any such dispute against USG, then after such 20-day time period), AEE may, at its sole discretion and upon notice of election to USG, elect any one or more of the following:

6

(i) terminate this Agreement;

(ii) withhold USG's share, if any, of production from any existing Subject Wells and apply proceeds from the sale thereof as an offset against the total delinquent amount due under this Agreement until such time as 100% of the delinquent amounts has been recouped; or

(iii) pursue any other right or remedy now or hereafter existing at Law or in equity by statute or otherwise, subject to Section 9.14 and Section 9.19.

2.4 USG Remedies for Failure to Drill. In the event AEE fails to comply with any of its drilling obligations pursuant Section 2.1 with no payment under dispute in accordance with Section 9.19, and AEE fails to commence substantive drilling efforts within 30 days written notice of default by USG, then the Parties agree that: (i) the Subject Obligation and any other obligations of USG under this Agreement shall immediately terminate, (ii) AEE shall assign to USG all of its right, title and interest in the proposed drilling proration units insofar and only insofar as such interest covers the proposed wellbore for any undrilled Subject Wells agreed to under Section 2.1, and (iii) USG shall have the immediate right to propose any well(s) to satisfy the AEE’s outstanding drilling obligations and retain a contract operator to drill and operate such well(s) on USG’s behalf. These remedies shall be in addition to any other right or remedy now or hereafter existing at Law or in equity by statute or otherwise, subject to Section 9.14 and Section 9.19.

2.5 Wellbore Assignments for Subject Wells. Within 10 Business Days after the Commencement Date of each Subject Well, AEE shall deliver to USG a Wellbore Assignment (the “Farmin Assignment”) for such well assigning 100% of AEE’s Subject Interest in such well effective from the first day of the month preceding the commencement of drilling operations for such Subject Well until the Conversion Date and, following the Conversion Date, 70% of AEE’s Subject Interest in such well. If requested by USG, if AEE acquires a greater AEE Subject Interest in a Subject Well pursuant to a purchase of the First Property or the Second Property AEE shall deliver to USG a confirmatory assignment covering such additional wellbore interest. Within 10 Business Days after the Conversion Date for a Subject Well and AEE has provided written notice of such Conversion Date with supporting data to USG, USG shall execute, acknowledge and deliver to AEE such documents as AEE may reasonably request to evidence such conversion event and the reversion to AEE of the Reversionary Interest, including, without limitation, a conveyance (the “Reversion Assignment”) conveying to AEE 30% of the right, title and interest received by USG in the Farmin Assignment or assignments which shall expressly exclude all non-consenting working interests received by USG in any Subject Well, effective as of the first day of the month following the Conversion Date for such Subject Well, and such Wellbore Assignment shall contain a special warranty of title as set forth Exhibit C. For the avoidance of doubt, USG shall not be entitled to an assignment of a Wellbore Interest with respect to any Subject Well that is not completed as a well capable of producing oil or gas and the intent to Plug and Abandon has been filed or will be filed within thirty (30) days with the relevant Governmental Authority following cessation of drilling operations. Other than liens or encumbrances arising by, through or under USG in the ordinary course of business (“Ordinary Course Liens”), USG agrees to not subject any Subject Well to any lien or encumbrance or any hydrocarbon sales contracts, production payments or other forward-sales contracts nor will USG create or assign to any third party any overriding royalty, net profits, interest or other non-cost bearing interest that will burden the Reversionary Interest. USG agrees to cause any Ordinary Course Liens to be released at or prior to Payout.

7

ARTICLE 3

REASSIGNMENT UPON PAYOUT

3.1 Amounts in Excess of Payout. AEE shall be entitled to its respective proceeds of production attributable to the Reversionary Interest for a Subject Well following the Conversion Date for such Subject Well. In the event that USG shall receive any proceeds from such Subject Well to which AEE is entitled under this Agreement, then USG shall promptly forward any such proceeds to AEE.

ARTICLE 4

AEE'S REPRESENTATIONS AND WARRANTIES

Each of AEEC and AMZG makes the following representations and warranties as of the Effective Date, as of the date of delivery of each Subject Well AFE and as of the date of delivery of each Wellbore Assignment to USG:

4.1 Organization and Standing. Each of AEEC and AMZG represents that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to carry on its business in the State where the Property is located.

4.2 Power. AEE has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any provision of such entity's governing documents, or any provision of any agreement or instrument to which such entity is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to such entity.

4.3 Authorization and Enforceability. This Agreement constitutes AEE's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

4.4 Liability for Brokers' Fees. AEE has not directly or indirectly incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which USG shall have any responsibility whatsoever.

4.5 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, threatened against AEE.

8

4.6 Qualified to Hold and Operate Subject Wells. AEE is qualified under all applicable Laws to own the Subject Wells, and AEE is qualified under all applicable Laws to operate the Subject Wells.

4.7 Litigation. There is no suit, action, investigation, arbitration proceeding, or legal, administrative or other proceeding pending before any Governmental Authority or arbitrator against AEE or otherwise affecting the Subject Wells that might (a) result in impairment or loss of AEE's title to any part of the Subject Wells, (b) hinder or impede AEE's ownership or operation of the Subject Wells, or (c) hinder or impede the ability of AEE to consummate the transactions contemplated hereby; nor, to AEE's knowledge, is any such proceeding threatened. AEE is not in default under any material order, writ, injunction, or decree of any Governmental Authority.

4.8 Compliance with Law. AEE has not received a written notice of any violation of any Law, or any judgment, decree or order of any court, applicable to the Subject Wells, which remains uncured.

4.9 Title. Except as listed on Schedule 4.9 (a) the Subject Wells are not subject to or burdened by any lien, security interest, mortgage, deed of trust or other encumbrance arising by, through or under AEE, and (b) AEE has not created or assigned to any third party any overriding royalty, production payment, net profits, interest or other non-cost bearing interest that would affect the Subject Wells.

4.10 Environmental. All material permits or other governmental authorizations required under any environmental Law in connection with the ownership or operation of the portion of the Property owned by AEE have been obtained and are in full force and effect, and, to AEE's knowledge, the portion of the Property owned by AEE is currently in material compliance therewith. AEE does not have any knowledge of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the portion of the Property owned by AEE or the lands covered thereby that would reasonably be expected to interfere with or prevent the ability of the portion of the Property owned by AEE to be owned and operated in compliance with all applicable environmental Laws.

4.11 Foreign Person. Neither AEEC nor AMZG is a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

4.12 Hydrocarbon Sales. The Property and the Subject Wells are not subject to any hydrocarbon sales contracts, production payments or other forward-sales contracts that are not listed on Schedule 4.12 attached hereto or that have not been disclosed to USG in writing pursuant to Section 9.3.

9

ARTICLE 5

USG'S REPRESENTATIONS AND WARRANTIES

USG makes the following representations and warranties as of the Effective Date, as of the date of each payment of Costs of Drilling and Completing and as of the date of delivery of each partial Wellbore Assignment to AEE:

5.1 Organization and Standing. USG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the State where the Property is located.

5.2 Power. USG has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of USG's governing documents, or any material provision of any agreement or instrument to which USG is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to USG.

5.3 Authorization and Enforceability. This Agreement constitutes USG's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at Law.

5.4 Liability for Brokers' Fees. USG has not directly or indirectly incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which AEE shall have any responsibility whatsoever.

5.5 USG's Evaluation. USG is not acquiring the Wellbore Interests for sale in connection with any distribution thereof or any other security related thereto within the meaning of Securities Act of 1933, as amended. USG is an experienced and knowledgeable investor in the oil and gas business. USG has been advised by and has relied solely upon its own expertise in legal, tax and other professional counsel concerning the transaction contemplated by this Agreement, the Property and the value thereof. USG (a) is familiar with investments of the nature of the Wellbore Interests, (b) understands that this investment involves substantial risks, (c) has adequately investigated the Wellbore Interests, (d) has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in an investment in the Wellbore Interests, and (e) is able to bear the economic risks of such investment. USG has had the opportunity to visit with AEE and meet with its officers and other representatives to discuss the Property, has received all materials, documents and other information that USG deems necessary or advisable to evaluate an investment in the Wellbore Interests, and has made its own independent examination, investigation, analysis and evaluation of an investment in the Wellbore Interests, including its own estimate of the value of the Wellbore Interests. USG has undertaken such due diligence as USG deems adequate.

5.6 Qualified to Hold the Property. USG is eligible under all applicable Laws to own the Property.

10

5.7 Foreign Person. USG is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

ARTICLE 6

TERM

6.1 Term. The "Term" of this Agreement shall begin on the Effective Date and, unless earlier terminated by mutual written consent of the Parties or by AEE pursuant to Section 2.3(c)(i) or USG pursuant to Section 2.4, shall continue until such time as Payout has occurred for all Subject Wells (other than Subject Wells that USG is not required to participate in the costs of Drilling and Completing pursuant to Section 2.1(b)). The obligations of USG to make any payment and any Reversion Assignment and the provisions of Article 9 (excluding Section 9.1l, which shall be limited as set forth therein) shall survive the termination of this Agreement.

ARTICLE 7

JOINT OPERATING AGREEMENT

7.1 Proposal of Operations. Notwithstanding anything to the contrary in the Joint Operating Agreement, USG shall not propose any operation on the Property for the drilling of any well other than the six Subject Wells under either Joint Operating Agreement until at least 60 days after the time that all six Subject Wells have been Drilled and Completed.

ARTICLE 8

[INTENTIONALLY OMITTED]

ARTICLE 9

MISCELLANEOUS

9.1 Exhibits. The Exhibits to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

9.2 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by USG or AEE in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring such fees, costs or expenses, including engineering, land, title, legal and accounting fees, costs and expenses.

9.3 Notices. All notices and other communications under this Agreement shall be in writing and delivered (a) personally, (b) by registered or certified mail with postage prepaid, and return receipt requested, (c) by nationally recognized commercial overnight courier service with charges prepaid, or (d) by facsimile transmission, directed to the intended recipient as follows:

If to AEE:

c/o American Eagle Energy Corporation

2549 W. Main Street, Suite 202

Littleton, Colorado 80120

Attn: Brad Colby

Telephone: (303) 798-5235

Facsimile: (303) 798-5767

11

If to USG:

USG Properties Bakken I, LLC

601 Travis Street, Suite 1900

Houston, Texas 77022

Attention: Michael Jessop

Telephone: (713) 374-1534

Facsimile: (713) 751-0375

Email: michael.jessop@nee.com

A notice or other communication shall be deemed delivered on the earlier to occur of (i) its actual receipt, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid and return receipt requested, (iii) the first Business Day following its deposit with a nationally recognized commercial overnight courier service, with charges prepaid, or (iv) the date it is sent by confirmed facsimile transmission (if sent before 5:00 p.m. local time of the receiving party on a Business Day) or the next Business Day (if sent after 5:00 p.m. of such local time or sent on a day that is not a Business Day). Any Party may change the address to which notices and other communications hereunder can be delivered by giving the other Party notice in the manner herein set forth.

9.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

9.5 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms m· provisions of this Agreement.

9.6 Counterparts: Fax Signatures. The Parties may execute this Agreement in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one instrument. This Agreement shall become operative when each Party has executed and delivered at least one counterpart. This Agreement may be delivered by facsimile or electronic (pdf) transmission, and a facsimile, electronic, or similar transmission evidencing execution shall be effective as a valid and binding agreement between the Parties for all purposes.

9.7 Governing Law; Venue; Wavier of Jury Trial. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of North Dakota, without regard to its conflicts of laws rules. The Parties hereby consent to personal jurisdiction in the State of Colorado for any action arising out of this Agreement or the transactions contemplated hereby. Subject to Section 9.19, all actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or the transactions contemplated hereby shall be exclusively litigated in the Federal courts for the District of Colorado located in the City and County of Denver, Colorado; provided that, to the extent that such courts refuse to exercise jurisdiction hereunder, the Parties agree that jurisdiction shall be proper in any court in which jurisdiction may be obtained. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

12

9.8 Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

9.9 Relationship of the Parties. This Agreement is not intended to create, and shall not be construed to create, an association for profit, a trust, a joint venture, a mining partnership or other relationship of partnership, or entity of any kind between the Parties that would render either Party liable for the actions of the other Party. Neither Party shall have any right, power or authority to act, or create any duty or obligation, express or implied, on behalf of any other Party, or to hold itself out as a representative or agent of the other Party. For every purpose the Parties understand and agree that the liabilities of the Parties shall be several, not joint or collective, and that each Party shall be solely responsible for its own obligations.

9.10 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties, and their respective successors and assigns.

9.11 Survival. The representations, warranties, indemnities and covenants contained in this Agreement shall survive indefinitely; provided that any representation with regards to AEE's title to each Subject Well shall terminate as of the date a Wellbore Assignment is delivered for such Subject Well and shall be superseded by the title representation set forth in such Wellbore Assignment; provided further, that the representations and warranties of AEE and USG as set forth in Sections 4.6 through 4.12 and Sections 5.6 and 5.7, respectively, shall terminate one year after the end of the Term.

9.12 No Third-Party Beneficiaries. This Agreement is intended only to benefit the

Parties and their respective permitted successors and assigns.

9.13 Waiver. The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.

13

9.14 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR DIRECT DAMAGES ONLY, AND IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY, ANY SUCCESSORS IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE OF THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY BREACH HEREOF. THIS SECTION 9.14 SHALL APPLY NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR RESPONSIBILITY OF THE PARTY WHOSE LIABILITY IS WAIVED BY THIS PROVISION, OR ANY OTHER EVENT OR CONDITION, WHETHER ANTICIPATED OR UNANTICIPATED, AND REGARDLESS OF WHETHER PRE-EXISTING PRIOR TO THE DATE OF THIS AGREEMENT.

9.15 Assignment. No Party may assign any or all of its rights under this Agreement without the prior written consent of the other Party; provided USG may assign this Agreement to an affiliate of USG that also receives an assignment of all of USG's interest in the Property and expressly assumes USG's obligations under this Agreement and the Joint Operating Agreements, without the prior written consent of AEE.

9.16 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other pot1ions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

9.17 Confidentiality. Neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement, (ii) required (upon advice of counsel) by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective affiliates or (iii) such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (i) and (ii), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

Notwithstanding anything in this section to the contrary, the Parties shall keep all information and data relating to this Agreement, and the transactions contemplated hereby, strictly confidential except for disclosures to authorized agents, bankers and/or representatives of the Parties and any disclosures required to perform this Agreement; provided, however, that the foregoing shall not restrict disclosures that are required (upon advice of counsel) by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective affiliates; and provided, further, that prior to making any such disclosures to such representatives, agents or holders of preferential rights to purchase, the Party disclosing such information shall obtain an undertaking of confidentiality from each such party.

14

9.18 References; Titles and Construction. All references in this Agreement to Exhibits, Schedules, Sections, and other subdivisions refer to the Exhibits, Schedules, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words "this Agreement," "herein," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Section" and "this Subsection" and similar phrases refer only to the Sections or Subsections hereof in which the phrase occurs. The word "or" is not exhaustive, and "including" (and its various derivatives), means "including without limitation." Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender. Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires. In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.

9.19 Dispute Resolution.

(a) Unless otherwise specified in this Agreement, all disputes arising under this Agreement between the Parties, including any such disputes related to the interpretation of this Agreement (a "Dispute"), must be resolved in accordance with this Section 9.19, through the use of binding arbitration administered by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code).

(b) In the event of a Dispute, the Parties shall use their reasonable efforts to resolve such Dispute through negotiations between (i) senior executives of the applicable Pm1ies, or (ii) delegated project managers of the applicable Parties with authority to resolve the applicable Dispute.

(c) If, after 30 days following commencement of negotiations by initial notice of a Party of intent to negotiate a Dispute in accordance with Section 9.19(b), the Parties have been unable to resolve the applicable Dispute through such negotiation in good faith on behalf of each Party, arbitration of a Dispute may be initiated by a Party (a "Claimant") serving written notice on the AAA and the other Party ("Respondent") that the Claimant has referred the Dispute to binding arbitration. Claimant's notice initiating binding arbitration must describe in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto and identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within 30 days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. All arbitrators must be neutral parties who have never been officers, directors or employees of the Parties or any of their affiliates, and who have not performed any work for either of the Parties or its affiliates. Arbitrators must have not less than seven years of experience as a lawyer in the energy industry with experience in exploration and production issues. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. If either the Respondent fails to name its Party appointed arbitrator within the time permitted, or if the two arbitrators are unable to agree on a third arbitrator within 30 days from the date the second arbitrator has been appointed, then the missing arbitrator(s) shall be selected by the AAA from its Large, Complex Commercial Case Panel or the Center for Public Resources Panel of Distinguished Neutrals, giving due regard to the selection criteria set forth above. The AAA shall select the missing arbitrator(s) not later than 90 days from initiation of arbitration.

15

(d) The hearing shall be conducted in Denver, Colorado.

(e) The arbitrators may not grant or award indirect, consequential, punitive or exemplary damages.

(f) In any action under this Agreement, the arbitration and court costs and attorneys' fees of the Parties shall be borne in the manner determined by the arbitrators.

[SIGNATURES ON NEXT PAGE]

16

AMERICAN EAGLE ENERGY CORPORTION

By: /s/ Brad Colby

Name: Brad Colby

Title: President

AMERICAN EAGLE ENERGY INC.

By: /s/ Brad Colby

Name: Brad Colby

Title: President

USG PROPERTIES BAKKEN I, LLC

By: /s/ Lawrence A. Wall, Jr.

Name: Lawrence A. Wall, Jr.

Title: President

17

Exhibit A

The Property

18

Exhibit B

Drilling Schedule

19

Exhibit C

Wellbore Assignment

WELLBORE ASSIGNMENT

THIS WELLBORE ASSIGNMENT (this “Assignment”), effective as of ________________, ____ at 12:01 a.m., local time in Divide County, North Dakota (the “Effective Time”), is from American Eagle Energy Corporation, a Nevada corporation (“ASSIGNOR”), with an address at 2549 W. Main Street, Suite 202, Littleton, Colorado 80120 to USG Properties Bakken I, LLC a Delaware limited liability company (“ASSIGNEE”), with an address at 601 Travis Street, Suite 1900, Houston, Texas 77002.

For and in consideration of the sum of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASSIGNOR does hereby assign to ASSIGNEE, subject to the reservation described below, 100% of Assignor’s right, title and interest in and to the following assets INSOFAR AND ONLY INSOFAR as such assets cover and pertain directly to production of oil, gas and other minerals from the WELLBORE ONLY OF THE [________________] WELL (the “Well”) with a surface location in the [_____________________________________] (such right title an interest in such wellbore being referred to as the “Property”) EXCEPTING AND RESERVING unto Assignor all of Assignor’s right, title and interest in such assets otherwise relating to or in any other manner pertaining to the lands located in [_____________________]:

(a) The oil, gas and mineral leases described in Exhibit A, insofar as they cover any or all of the lands described in Exhibit A (the “Lands”), together with all rights, privileges and obligations appurtenant thereto, including rights in any unit in which said leases or Lands are included (collectively the “Leases”);

(b) The Well and all water source, water injection and other injection and disposal wells and systems located on the Leases or the Lands, and used in connection with the Well, together with all equipment, facilities, and fixtures used in operating Well, or producing, storing, treating or transporting oil, gas, water, or other products or byproducts, including pipelines, flow lines, gathering systems, tank batteries, improvements, fixtures, inventory, movables and immovables (collectively the “Lease Property and Equipment”);

(c) To the extent assignable or transferable, all permits, licenses, easements, rights-of-way, servitudes, surface leases, surface use agreements, and similar rights and interests applicable to or used in operating the Well (collectively the “Permits and Easements”);

(d) To the extent assignable or transferable, all contracts and contractual rights, obligations and interests, insofar as they relate to the Well (the “Related Contracts”); and

(e) To the extent assignable or transferable, all other tangibles, miscellaneous interests and other assets on or used in connection with the Well (collectively the “Miscellaneous Personal Property”), including records, files, and other data that relate to the Well and lease, land and well files, production records, title opinions, contract, regulatory and environmental files, and geological and geophysical information (collectively the “Property Records”);

20

EXCEPTING AND RESERVING unto Assignee a reversionary interest of 30% of the interest assigned hereby, which reversionary interest shall automatically become effective on the Conversion Date as such term is defined in Farmout Agreement dated ____, 2013 between Assignor and Assignee.

ASSIGNOR warrants that it has not granted, created or reserved any burden, claim or title defect that would cause its Net Revenue Interest in the Well to be less than the Net Revenue Interest for such Well set forth in Exhibit A or its Working Interest in the Well to be greater than the Working Interest for such Well set forth in Exhibit A, except for any such excess Working Interest accompanied by a proportionate increase in the Net Revenue Interest for such Well. ASSIGNOR quitclaims to ASSIGNEE the benefit of all previous warranties in ASSIGNOR’s chain of title, insofar as they may cover the Property.

For purposes of this Assignment, “Working Interest” shall mean, with respect to the Well the percentage interest in the Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations in connection with such Well, without regard to royalties, overriding royalties, net profits interests or other similar burdens.

For purposes of this Assignment, “Net Revenue Interest” shall mean, with respect to the Well, the interest in and to all hydrocarbons produced, saved, and sold from or allocated to the Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

Except for the special warranty of title set forth above, ASSIGNOR CONVEYS THE PROPERTY TO ASSIGNEE WITHOUT AND EXPRESSLY DISCLAIMS ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE PROPERTY, (ii) THE FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, OR (iii) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. ASSIGNEE HAS INSPECTED (OR HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT), THE PROPERTY AND IS SATISFIED AS TO THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY AND ENVIRONMENTAL CONDITION (BOTH SURFACE AND SUBSURFACE) OF THE PROPERTY AND EXPRESSLY AND KNOWINGLY ACCEPTS THE PROPERTY AS IS, WHERE IS, AND WITH ALL FAULTS AND DEFECTS AND IN ITS PRESENT CONDITION AND STATE OF REPAIR. Without limiting the generality of the foregoing, ASSIGNOR makes no representation or warranty as to (i) the amount, value, quality, quantity, volume or deliverability of any oil, gas or other minerals or reserves (if any) in, under or attributable to the Property, (ii) the physical, operating, regulatory compliance, safety or environmental condition of the Property, (iii) the geological or engineering condition of the Property or any value thereof; (iv) the ability of the Property to generate income or profits; or (v) the cost of owning or operating the Property.

21

ASSIGNOR AND ASSIGNEE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ASSIGNMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

To the extent that the Leases cover state or federal leases, separate assignments on the appropriate state or federal forms required for filing in the applicable state or federal records are being delivered contemporaneously herewith. Such separate assignments are intended to cover the same interests that are being conveyed hereby.

This Agreement shall be governed, construed and enforced in accordance with the laws of North Dakota without regard to conflicts of law.

This Assignment shall extend to and shall be binding upon the successors and assigns of ASSIGNOR and ASSIGNEE.

THIS ASSIGNMENT is executed by the parties as of the Effective Time.

ASSIGNOR:

American Eagle Energy Corporation

By: _____________________________

__________________,

__________________

ASSIGNEE:

USG Properties Bakken I, LLC

By: _____________________________

__________________,

__________________

STATE OF ________________	§
§ ss.
COUNTY OF ______________	§

This instrument was acknowledged before me on _____________, 201_, by _____________, as ____________ of ____________________, a ____________________, on behalf of said _____________ __________________. Witness my hand and official seal.

_____________________________

NOTARY PUBLIC

(SEAL)	My commission expires: _________________, 20___

22

Schedule 2.2

23

Schedule 4.9

24

Schedule 4.12

25